Exhibit 10.14

[***] Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

FIRST AMENDMENT TO OFFICE LEASE

THIS FIRST AMENDMENT TO OFFICE LEASE (“First Amendment”) is entered into the 18th day of MAY                 , 2020 (“Effective Date”), by and between US ER AMERICA CENTER 4, LLC, a California limited liability company (“Landlord”) and BILL.COM, LLC, a Delaware limited liability company (“Tenant”).

WHEREAS, under that certain Office Lease dated December 31, 2019 (the “Lease”), by and between Landlord and Tenant, Tenant leases approximately 131,801 Rentable Square Feet comprised of Suite 100 and Suites 200, 300 and 400 consisting of a portion of the first floor and the entire second, third, and fourth floors (collectively, the “Premises”) and located in the building known as America Center 4 located at 6220 America Center Drive, San Jose, California, as more particularly described in the Lease; and

WHEREAS, Landlord and Tenant desire to amend the Lease in order to change the Commencement Date, correct the Amenity Building Rent and to further modify the Lease as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Lease, Landlord and Tenant agree to amend the Lease as follows, said provisions to control whenever inconsistent with the original provisions of the Lease:

1.Recitals and Capitalized Terms. The foregoing recitals are true and correct and are incorporated herein by this reference. Unless otherwise expressly provided herein, capitalized terms used herein shall have the same meanings as designated in the Lease. All references herein to the Lease shall include this First Amendment.

2.Commencement Date. Section 1.9 Commencement Date is deleted in its entirety and replaced with the following:

“1.9Commencement Date. July 1, 2020.”

3.Expiration Date. Section 1.10 Expiration Date is deleted in its entirety and replaced with the following:

“1.10Expiration Date. June 30, 2031.”

4.Basic Rent. Section 1.12 Basic Rent is deleted in its entirety and replaced with the following:

“1.12Basic Rent. The amount set forth in the schedule below, subject to adjustment as specified in Article IV.

Period	Monthly Basic Rent	Period Basic Rent
07/01/2020 – 06/30/2021*	$494,253.75	$5,931,045.00
07/01/2021 – 06/30/2022	$508,751.86	$6,105,022.32
07/01/2022 – 06/30/2023	$524,567.98	$6,294,815.76
07/01/2023 – 06/30/2024	$540,384.10	$6,484,609.20
07/01/2024 – 06/30/2025	$556,200.22	$6,674,402.64
07/01/2025 – 06/30/2026	$573,334.35	$6,880,012.20
07/01/2026 – 06/30/2027	$590,468.48	$7,085,621.76
07/01/2027 – 06/30/2028	$607,602.61	$7,291,231.32
07/01/2028 – 06/30/2029	$626,054.75	$7,512,657.00
07/01/2029 – 06/30/2030	$644,506.89	$7,734,082.68
07/01/2030 – 06/30/2031	$664,277.04	$7,971,324.48”

First Amendment to Office Lease Bill.com, LLC	PAGE 1

Except to the extent used by Tenant pursuant to Paragraph 2.3 of the Work Agreement (as defined in Exhibit B-1) in order to fund the Cost of the Tenant Work (as defined in the Exhibit B-1), the Basic Rent shall be abated for the first 12 full calendar months of the Term commencing on July 1, 2020 and ending on June 30, 2021 (“Basic Rent Abatement Period”). All of the remaining terms and conditions of the Lease shall remain in full force and effect during the foregoing Basic Rent Abatement Period. If any Event of Default (as defined in Section 20.1 of the Lease) occurs under this Lease and Landlord terminates this Lease or Tenant’s right to possession of the Premises, then, in addition to Landlord’s other remedies available at law, in equity or under this Lease, the Basic Rent Abatement Period, and Tenant’s right to abate Basic Rent, shall immediately terminate and the unamortized portion of the Basic Rent abated during the Basic Rent Abatement Period (“Abated Basic Rent”) shall immediately become due and payable upon Landlord’s demand.”

5.First Payment of Basic Rent. Landlord and Tenant acknowledge and agree that Tenant paid $706,120.41 upon execution of the Lease as the installment of Basic Rent and Additional Rent for Operating Expense Rental and Real Estate Tax Rental for the first full calendar month of the Term in which Basic Rent and Additional Rent, respectively, are due. The remaining portion of the installment of Basic Rent and Additional Rent for Operating Expense Rental and Real Estate Tax Rental in the amount of $5,947.50 (based upon the increase in Amenity Building Rent set forth in Paragraph 6 of this First Amendment) payable for the first full calendar month of the Term in which Basic Rent and Additional Rent, respectively, are due, shall be due and payable at the time of execution and delivery of this First Amendment.

6.Amenity Building Rent. Section 4.5 Amenity Building Rent Schedule is deleted in its entirety and replaced with the following:

“4.5Amenity Building Rent Schedule. The amount of Amenity Building Rent is set forth in the schedule below.

Period	Monthly Amenity Building Rent	Period Amenity Building Rent
07/01/2020 – 06/30/2021	$23,692.50	$284,310.00
07/01/2021 – 06/30/2022	$24,387.48	$292,649.76
07/01/2022 – 06/30/2023	$25,145.64	$301,747.68
07/01/2023 – 06/30/2024	$25,903.80	$310,845.60
07/01/2024 – 06/30/2025	$26,661.96	$319,943.52
07/01/2025 – 06/30/2026	$27,483.30	$329,799.60
07/01/2026 – 06/30/2027	$28,304.64	$339,655.68
07/01/2027 – 06/30/2028	$29,125.98	$349,511.76
07/01/2028 – 06/30/2029	$30,010.50	$360,126.00
07/01/2029 – 06/30/2030	$30,895.02	$370,740.24
07/01/2030 – 06/30/2031	$31,842.72	$382,112.64”

7.Letter of Credit. Within 15 business days’ after Tenant’s execution of this First Amendment, Tenant shall deliver an amendment to the Letter of Credit issued December 31, 2019, to Landlord, as Beneficiary, by Silicon Valley Bank under No. [***] in order to extend the date beyond which the Letter of Credit cannot be extended from July 31, 2031, to September 30, 2031.

8.Significant Sublease. The definition of “Significant Sublease” in the last sentence of Section 10.2 is amended to delete “April 30, 2026” from subsection (a) and replace it with “June 30, 2026.”

First Amendment to Office Lease Bill.com, LLC	PAGE 2

9.Option to Renew. Section 25.2 Determination of Market Rate is amended to delete the first two sentences and replace them with the following:

“Tenant shall send Landlord a preliminary expression of Tenant’s willingness to renew this Lease no earlier than March 31, 2030, or later than June 30, 2030 (the “Renewal Notice”), together with financial statements meeting the requirements of Section 24.20. In the event Tenant timely provides Landlord with Tenant's Renewal Notice, Landlord shall notify Tenant (“Landlord's Response”), on or before September 30, 2030, of the Renewal Rent to be payable by Tenant during the Renewal Term. Tenant and Landlord shall negotiate in good faith to determine and mutually agree upon the Market Rate for the Renewal Term. If Landlord and Tenant are unable to agree upon the Market Rate for the Renewal Term, on or before October 31, 2030 (the “Negotiation Period”), as evidenced by an amendment to the Lease executed by both Landlord and Tenant and amending the Lease to provide for the extension of the Term for the Renewal Term, the Renewal Rent, any other terms set forth in Landlord’s Response to improve the Premises or provide any improvement allowance as contemplated in Section 25.1(b) and any other any other terms mutually agreed to by Landlord and Tenant, if applicable, then within 10 days after the last day of the Negotiation Period, Tenant may, by written notice to Landlord (the “Notice of Exercise”), irrevocably elect to exercise such Renewal Option.”

10.Allowance Deadline. Paragraph 2.1 of Exhibit B-1 Work Agreement is amended to delete “December 31, 2020” from the second to the last sentence and replace it with “February 28, 2021”.

11.Condition of the Premises. Tenant acknowledges that Landlord has no obligation to improve the Premises and Tenant HAS ACCEPTED THE PREMISES “AS IS”, “WHERE IS” AND WITH ANY AND ALL FAULTS. LANDLORD NEITHER MAKES NOR HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE QUALITY, SUITABILITY OR FITNESS THEREOF OF THE PREMISES, OR THE CONDITION OR REPAIR THEREOF. TENANT’S TAKING OF POSSESSION OF THE PREMISES IS CONCLUSIVE EVIDENCE FOR ALL PURPOSES OF TENANT’S ACCEPTANCE OF THE PREMISES IN GOOD ORDER AND SATISFACTORY CONDITION, AND IN A STATE AND CONDITION SATISFACTORY, ACCEPTABLE AND SUITABLE FOR THE TENANT’S USE PURSUANT TO THE LEASE.

12.Authority. Tenant hereby represents and warrants that Tenant has full power and authority to enter into this First Amendment and that the undersigned officer is authorized to execute this First Amendment on behalf of Tenant. If requested by Landlord, Tenant shall provide Landlord with copies of Tenant’s organizational documents, an incumbency certificate certifying to the above and minutes certified by an authorized representative of Tenant as being true, correct, and complete, as may be reasonably required to demonstrate that this First Amendment is binding upon and enforceable against Tenant.

13.Anti-Terrorism. Tenant represents and warrants to Landlord that as of the Effective Date (i) neither Tenant nor any of its owners or affiliates currently are in violation of any laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and regulations of the U.S. Treasury Department's Office of Foreign Assets Control (OFAC) related to Specially Designated Nationals and Blocked Persons (SDN’s OFAC Regulations), and/or the Uniting and Strengthening America by  Providing Appropriate Tools Required to  Intercept and  Obstruct  Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”); (ii) neither Tenant nor any of its owners, affiliates, investors, officers, directors, employees, vendors, subcontractors or agents is a “Prohibited Person” which is defined as follows: (1) a person or entity owned or controlled by, affiliated with, or acting for or on behalf of, any person or entity that is identified as an SDN on the then-most current list published by OFAC at its official website, https://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or at any replacement website or other replacement official publication of such list, and (2) a person or entity who is identified as or affiliated with a person or entity designated as a terrorist, or associated with terrorism or money laundering pursuant to regulations promulgated in connection with the USA Patriot Act; and (iii) Tenant has taken appropriate steps to understand its legal obligations under the Anti-Terrorism Laws and has implemented appropriate procedures to assure its continued

First Amendment to Office Lease Bill.com, LLC	PAGE 3

compliance with such laws. Tenant covenants with Landlord that from and after the Effective Date, to the best of Tenant’s knowledge (i) neither Tenant nor any of its owners or affiliates shall be at any time during the term hereof, in violation of the Anti-Terrorism Laws, including without limitation the USA Patriot Act; and (ii) neither Tenant nor any of its owners, affiliates, investors, officers, directors, employees, vendors, subcontractors or agents shall be during the term hereof a Prohibited Person. Landlord represents and warrants to Tenant that as of the Effective Date (i) neither Landlord nor any of its owners or affiliates currently are in violation of any Anti- Terrorism Laws; (ii) neither Landlord nor any of its owners, affiliates, investors, officers, directors, employees, vendors, subcontractors or agents is a Prohibited Person; and (iii) Landlord has taken appropriate steps to understand its legal obligations under the Anti-Terrorism Laws and has implemented appropriate procedures to assure its continued compliance with such laws. Landlord covenants with Tenant that from and after the Effective Date, to the best of Landlord’s knowledge (i) neither Landlord nor any of its owners or affiliates shall be at any time during the term hereof, in violation of any Anti-Terrorism Laws; and (ii) neither Landlord nor any of its owners, affiliates, investors, officers, directors, employees, vendors, subcontractors or agents shall be during the term hereof a Prohibited Persons.

14.Brokerage. Except for Cushman & Wakefield (“Landlord’s Broker”) and T3 Advisors (“Tenant’s Broker”), Tenant and Landlord each represent that it has not had dealings with a real estate broker, finder or other person with respect to this First Amendment in any manner. Tenant and Landlord each agree to indemnify and hold the other harmless of and from any and all loss, costs, damages or expenses (including, without limitation, all attorneys’ fees and disbursements) by reason of any claim of or liability to any broker or person claiming through the indemnifying party and arising out of or in connection with the negotiation, execution and delivery of this First Amendment. If applicable, Landlord’s Broker and Tenant’s Broker will be compensated by Landlord pursuant to the terms of a separate agreement.

15.Statement Required under California Civil Code § 1938. The Premises has not undergone inspection by a Certified Access Specialist and the Premises has not been determined to meet all applicable construction-related accessibility standards pursuant to California Civil Code § 55.53. Except to the extent expressly set forth in the Lease, Landlord shall have no liability or responsibility to make any repairs or modifications to the Premises or the Project in order to comply with accessibility standards. Landlord hereby discloses pursuant to California Civil Code Section 1938 as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs to correct violations of the construction-related accessibility standards within the premises.” Landlord and Tenant hereby acknowledge and agree that (i) in the event that Tenant elects to perform an Inspection, such Inspection shall be subject to the terms of Section 9.3(c) of the Lease and (ii) the terms of Section 9.3(c) are not amended in any respect by the terms of this First Amendment.

16.Counterclaims. As of the date of Tenant’s execution and delivery of this First Amendment, to Tenant’s actual knowledge, there exist no offsets, counterclaims or defenses of Tenant under the Lease against Landlord, and there exist no events which would constitute a basis for such offsets, counterclaims, or defenses against Landlord upon the lapse of time or the giving of notice or both. Without limiting the generality of the foregoing, Tenant hereby represents and warrants that, as of Tenant’s execution and delivery hereof, to Tenant’s actual knowledge, Landlord is not in default under the Lease.

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17.Continued Effect. Except as otherwise provided in this First Amendment, all other provisions of the Lease shall remain unmodified and in full force and effect.

18.Multiple Counterparts. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This First Amendment may be executed by a party’s signature transmitted by facsimile or e-mail, and copies of this First Amendment executed and delivered by means of faxed or e- mailed signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. All parties hereto may rely upon faxed or e-mailed signatures as if such signatures were originals. All parties hereto agree that a faxed or e-mailed signature page may be introduced into evidence in any proceeding arising out of or related to this First Amendment as if it were an original signature page.

[SIGNATURES ON FOLLOWING PAGE(S)]

First Amendment to Office Lease Bill.com, LLC	PAGE 5

EXECUTED on the dates indicated below to be effective as of the Effective Date.

TENANT:

BILL.COM, LLC,
a Delaware limited liability company

By:	/s/ René Lacerte
Name:	René Lacerte
Title:	Chief Executive Officer

Date:	5/15/20

LANDLORD:

US ER AMERICA CENTER 4, LLC,
a California limited liability company

By:	US America Center 3 & 4 Development JV, LLC,
a Delaware limited liability company
its sole and managing member

	By:	SW AC GP, LLC,
a Delaware limited liability company
its managing member

		By:	SteelWave. LLC,
a Delaware limited liability company,
its managing member

			By:	/s/ Rick Wada
			Name:	Rick Wada
			Title:	SVP

			Date:	5/18/20

First Amendment to Office Lease Bill.com, LLC	PAGE 6